Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Equity Office Properties Trust and EOP Operating Limited Partnership for the registration of $325 million of debt securities of EOP Operating Limited Partnership, the related guarantee of Equity Office Properties Trust, and the 9,558,824 common shares of beneficial interest of Equity Office Properties Trust issuable upon exchange of the debt securities and to the incorporation by reference therein of our reports dated February 8, 2000, except for Note 24, as to which the date is February 15, 2000, with respect to the consolidated financial statements and schedules of both Equity Office Properties Trust and EOP Operating Limited Partnership included in their respective Annual Reports (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 30, 2000